Computershare Investment Plan

A Dividend Reinvestment Plan for
Herman Miller, Inc. Common Stock

For registered shareholders of

This plan is sponsored and administered by
Computershare Trust Company, N.A.
Not by Herman Miller, Inc.

Computershare Investment Plan (CIPSM)

The Computershare Investment Plan (“CIP”) is a dividend reinvestment plan that provides an alternative to traditional methods of buying, holding, and selling shares in Herman Miller, Inc. (“Herman Miller”).
CIP allows you to:

–	Invest small amounts. Purchases are in dollar amounts, rather than a certain number of shares, so you can own fractional shares.

–	Save money. CIP transaction fees are generally lower than commissions and fees charged by a stockbroker.

–	Automatically build your investment over time. Your dividends will be reinvested and, if you wish, you can buy additional stock with automatic monthly deductions from your bank account or by check.
How CIP works
Through CIP, you can purchase and sell Herman Miller shares directly, rather than dealing with a broker.
You can set up your CIP account so that you:

–	Buy the same dollar amount of stock every month through automatic monthly deductions from your bank account.

–	Purchase stock by authorizing a one-time online bank debit, or by sending in a check and completed transaction form.

You can also combine these choices. For example, you may choose to purchase every month through automatic monthly deductions and supplement with occasional purchases by check.

CIP is designed for long-term investors who wish to invest and build their share ownership over time.
Eligibility

CIP is available to any registered shareholder owning at least one share of Herman Miller stock. Regulations in certain countries may, however, limit or prohibit participation in this type of plan. Registered shareholders residing outside the United States who wish to participate in CIP should first contact their financial or legal advisors to determine whether they are subject to any governmental regulations prohibiting their participation.

If you are a beneficial owner of Herman Miller stock having your shares registered in the name of a bank, broker or other nominee, you need to first make arrangements with the organization in whose name your shares are registered to have the shares transferred into your own name. Once the shares are registered in your name, you may then join CIP by following the instructions in “How do I enroll in CIP?”

This brochure provides a general overview and summary of CIP. The detailed Terms and Conditions can be found starting on page 7. Please be sure you read and understand the Terms and Conditions before enrolling in CIP.

Questions and Answers
How do I enroll in CIP?

As an existing registered shareholder of Herman Miller, you may enroll by completing and submitting an enrollment form. Minimum and maximum investment amounts, as well as any applicable fees, can be found on page 17. Computershare will purchase whole and fractional shares of Herman Miller stock to equal the dollar amount of your check, less any applicable fees.

Alternatively, you may enroll online at www.computershare.com/investor.

How do I purchase additional stock?

You may purchase additional stock for your CIP account in three ways: by regular monthly electronic deductions, by one-time online bank debit and by check.

-	You may authorize automatic monthly deductions from your bank account by completing and returning an authorization form, or you may submit a request online at www.computershare.com/investor.

-	You may authorize a one-time online bank debit from your U.S. bank account by going to www.computershare.com/investor.

-	You may make optional cash investments by sending a check (in U.S. dollars) made payable to “Computershare” along with a completed transaction form which is attached to each statement you receive.

Computershare will purchase whole and fractional shares of Herman Miller stock to equal each amount you invest, less any applicable fees. Any fees, as well as minimum and maximum purchase amounts, can be found on page 17.

Keep in mind that the value of the stock can go down as well as up. The past performance of Herman Miller stock is not necessarily an indicator of future performance. There can be no guarantee that the stock you purchase through CIP will gain in value or retain its current value.

When are shares purchased?

Shares will be purchased with cash investments at least weekly. The transaction will occur within five business days after your funds are received by Computershare, assuming the applicable market is open for trading.

May I contribute shares I already own into my
CIP account?

Yes. If you hold paper stock certificates you may send them unsigned to the address shown on page 16 via overnight delivery or some other form of traceable mail, with return receipt requested, and properly insured.

You may also contribute any book-entry shares. Please call Computershare at 866-768-5723 or
781-575-3400 for more information.

Computershare will credit your book-entry registered shares to your CIP account free of charge.

Can CIP shares be changed to registered shares?

You may request that your CIP shares be transferred to registration in your name. These shares will be held in book-entry form.

You may request shares be issued in certificate form in your name. To obtain a stock certificate for any or all of the whole shares in your CIP account, simply access your account online at www.computershare.com/investor, or call or write to Computershare (see page 16 for contact information). For more information about how certificates are issued, see the Terms and Conditions starting on page 7.

Are dividends reinvested through the CIP?

CIP will automatically reinvest dividends on shares as you direct. Please see the enrollment form for participation options available.

Computershare will purchase whole and fractional shares of Herman Miller stock to equal the dollar amount of the reinvested dividends, less any applicable fees and tax withholdings. See the Terms and Conditions starting on page 7 for specific details on dividend reinvestment.
You may change your reinvestment instruction through the Internet, by telephone or in writing at any time. If Computershare receives the notice of change after a dividend record date, Computershare may defer changing your reinvestment option until the next dividend payment date.

How do I transfer shares or give them as gifts?

You may transfer or gift shares from your CIP account by completing a Transfer of Ownership Form. A Transfer of Ownership Form is available to download and print at www.computershare.com/investor. Transfers may be made in book-entry form or in certificate form. To obtain instructions for transferring your shares, please download transfer instructions from the Computershare website. Or, you may call the telephone number listed on page 16, and request Computershare to send you transfer instructions and the Transfer of Ownership Form.

How do I sell shares?

You may sell all or a portion of the whole shares of stock in your CIP account at any time, upon request. Just visit www.computershare.com/investor and register as an Investor Centre member. Sales requests can also be submitted via telephone or mailed to the address on page 16 together with the transaction form included with your statement.

You have two choices when making a sale, depending on how you submit your sale request, as follows:

Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at
www.computershare.com/investor through Investor
Centre or by telephone.

Batch Order: A batch order is an accumulation of all sales requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by Computershare will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sale requests received in writing will automatically be treated as batch order sale requests.

For more information about the timing, processing and pricing of sale requests, see the Terms and Conditions starting on page 7. Please also see the fee schedule on page 17, as Market Order and Batch Order sale requests are subject to different fees.

All sale instructions are final when Computershare receives them. Your sale instructions cannot be stopped or cancelled. Computershare may, for various reasons, require a transaction request to be submitted in writing. Please contact Computershare to determine if there are any limitations applicable to your particular sale request.

Sales processed on accounts lacking a valid Form W-9 certifying the accuracy of your taxpayer identification number for U.S. holders, or a Form W-8BEN for non-U.S. holders, will be subject to backup withholding tax at the then effective rate. By furnishing the appropriate form to Computershare before the sale takes place, you will avoid subjecting your sales proceeds to backup withholding tax. Forms are available at www.computershare.com/investor or by calling the telephone number listed on page 16.

If you prefer to sell your shares through a broker, you may request Computershare transfer shares electronically from your CIP account to your brokerage firm account. Alternatively, you may request a certificate which you may deliver to your broker. See the Terms and Conditions for more information about certificate requests.

If you wish to sell shares you own as certificates, you may deposit the certificates into your CIP account and then sell the shares through CIP.

If you elect to sell shares online at www.computershare.com/investor through Investor Centre, you may utilize Computershare’s international currency exchange service to convert your sale proceeds to your local currency prior to being sent to you. Receiving your sales proceeds in a local currency and having your check drawn on a local bank avoids the timely and costly “collection” process required for cashing U.S. dollar checks.
This service is subject to additional terms and conditions and fees, which you must agree to online.

How do I keep track of my investments?

You will receive a CIP statement showing the details of purchase and sale transactions. On each statement, you will find information on how to buy or sell shares through CIP and where to call for additional information.

The statement is your continuing record of the cost basis of your share purchases and should be retained for income tax purposes.

In addition, you will receive copies of the same shareholder communications sent to every shareholder of Herman Miller stock.

What about taxes?

Computershare will send a Form 1099-DIV to you and the U.S. Internal Revenue Service after each year-end, reporting any dividend income you received during the year (which may consist of dividends and any applicable fees paid on your behalf by Herman Miller).

If you sell shares through CIP, Computershare will send a Form 1099-B to you and the U.S. Internal Revenue Service showing the total proceeds of the transactions.

For non-U.S. persons, Computershare will send a Form 1042-S to you and the Internal Revenue Service after each year-end, reporting any dividend income you have received during the year.

We recommend that you keep your CIP statements, which are helpful for record keeping and tax purposes.

How do I vote my shares?

As you have the same rights as a registered shareholder, you will receive the same proxy material and can vote in the same manner.

How do I end my participation in CIP?

To terminate your CIP account, you can access your account online at www.computershare.com/investor. Termination requests can also be submitted via telephone or mailed to the address on page 16 together with the transaction form included with your statement.

For specific information about the process and timing of termination of your participation, see the Terms and Conditions starting on page 7.

What if I have questions about the CIP?

For more information on CIP, visit www.computershare.com/investor.

Any additional questions you have about buying or selling shares or any other CIP services should be directed to Computershare at the telephone number indicated on page 16. A Computershare customer service representative will assist you. Computershare, however, does not provide financial, accounting, legal or tax advice.

CIP is sponsored and administered by
Computershare, not by Herman Miller.

Terms and Conditions

1.	Computershare Trust Company, N.A. (“Computershare”), as agent for any Participant in Computershare CIPSM (CIP), will in accordance with each Participant’s authorization:

(a) accept deposits of shares and credit them to the Participant’s account in book-entry form;

(b) apply all funds received from an eligible Participant for the purchase of whole and fractional shares of stock for the Participant’s account;

(c) issue any dividends payable to the Participant either as a cash payment or as a purchase of additional whole and/or fractional shares;

(d) accept orders to sell shares as directed by the Participant in accordance with these Terms and Conditions.

All Participant authorizations under these Terms and Conditions include any necessary instruction to affiliates of Computershare acting as Computershare’s service agents.

2.    Purchases
For the purpose of making purchases on behalf of Participants, Computershare may combine each Participant’s funds (dividends and funds contributed) with those of all other Participants. Optional cash purchases may be initiated either by sending a check for the desired purchase amount payable to Computershare or by establishing an authorized electronic funds transfer from your checking or savings account. Computershare will not accept cash, traveler’s checks, money orders or third party checks. Computershare will, upon receipt, deposit such funds in an account maintained for the benefit of Participants.

Computershare will seek to invest funds it receives promptly, but in no event later than five business days after the funds are received, assuming the relevant markets are open and sufficient market liquidity exists (and except where deferral is required under applicable federal or state laws or regulations). Dividends will be reinvested promptly following receipt by Computershare assuming the relevant markets are open and sufficient market liquidity exists (and except where deferral is required under applicable federal or state laws or regulations).

The price per share of Herman Miller stock purchased for each CIP account, whether purchased with funds contributed or dividends, or both, shall be the weighted average price of all Herman Miller shares purchased by Computershare’s broker net of fees for each aggregate order placed by Computershare and executed by the broker. Computershare will hold, in the name of its nominee, all shares of stock purchased or deposited for Participants and will establish and maintain CIP account records that reflect each Participant’s separate interest.

3.    Sales
A Participant may sell (or obtain a certificate or certificates for) all shares or part of the whole shares of stock credited to his or her account at any time upon written request. Additionally, sales requests can be submitted online at www.computershare.com/investor or via telephone.

Market order sale requests received by Computershare at www.computershare.com/investor through Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by Computershare’s broker net of fees.

Batch order sale requests received in writing, by telephone or at www.computershare.com/investor through Investor Centre by Computershare will be processed no later than five business days after the date on which the order is received assuming the relevant markets are open and sufficient market liquidity exists (and except where deferral is required under applicable federal or state laws or regulations).

All sale requests received in writing will be submitted as batch order sales. In every case of a batch order sale, the price to each selling Participant shall be the weighted average sale price obtained by Computershare’s broker net of fees for each aggregate order placed by Computershare and executed by the broker.

To maximize cost savings for batch order sale requests, Computershare will seek to sell shares in round lot transactions. For this purpose Computershare may combine each selling Participant’s shares with those of other selling participants.

All sale instructions are final. Once Computershare has received the Participant’s sale instructions, the request cannot be stopped or cancelled.

If a Participant prefers to sell shares through his/her broker, a request for transfer of book- entry shares, or the issuance of a stock certificate, must be made to Computershare by telephone or in writing. See page 16 for contact information.

4.    Transactions
Computershare will cause its broker to effect purchases and sales on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions, upon such terms with respect to price, delivery, etc., as Computershare may accept.

No interest will be paid on any funds received by Computershare pending purchase of shares. No Participant shall have any authority or power to direct the time or price at which shares may be purchased (or sold), or to select the broker or dealer through or from whom purchases (or sales) are to be made by Computershare. Neither the purchase price nor the sale price is determined until such time as the broker completes the trade. Computershare will return any funds contributed upon the request of the Participant, provided that Computershare receives the Participant’s written notice of cancellation of his/her purchase instruction no later than two business days prior to the purchase date.

In the event that any Participant’s check for a cash contribution is returned unpaid for any reason, or an authorized electronic funds transfer cannot be effected, Computershare will consider the request for investment of such funds null and void. Computershare shall immediately remove from the Participant’s CIP account those shares, if any, purchased upon the prior credit of such funds.
Computershare shall thereupon be entitled to sell shares to satisfy any uncollected amount plus any applicable fees. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, Computershare shall be entitled to sell such additional shares from the Participant’s CIP account as may be necessary to satisfy the uncollected balance.

For processing purchase and sale instructions from a Participant, Computershare will receive compensation in accordance with the fee schedule set forth on page 17 or in subsequent notices of fee changes. Fees are subject to change at any time, in accordance with Paragraph 10 of these Terms and Conditions, upon written notification to Participants.

5.    Terminations
Participation in CIP may be terminated by the Participant at any time by instruction to Computershare. The form that is a part of a Participant’s statement may be used for this purpose. Such notice should be sent to Computershare at the address indicated on page 16. A Participant may also terminate by telephone or through account access online at www.computershare.com/investor. A Participant’s termination takes effect when such notice is received by Computershare except as otherwise provided in this Paragraph 5.

Alternatively, a Participant may direct that all of the shares, both whole and fractional, credited to his or her account be sold by Computershare. Sale requests shall be handled in accordance with Paragraph 3 of these Terms and Conditions. The proceeds of such sale, less any applicable fees and/or tax withholdings, will be sent to the Participant at the address of record.

Upon termination from CIP, any uninvested contributions will be returned promptly to the Participant.

In the event a Participant’s notice of termination is received near a record date for an account whose dividends are to be reinvested, Computershare, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on behalf of the terminating Participant. In the event reinvestment is made, Computershare will process the termination as soon as practicable, but in no event later than five business days after the investment is completed.

Computershare may, for any reason and in its sole discretion, terminate any Participant’s participation in CIP, effective immediately upon mailing via U.S. Post Office or courier service a notice of termination to the Participant at the Participant’s address of record as maintained in its files. Upon issuing a notice of termination, Computershare will promptly refund any funds contributed and held pending investment.

6.    Agent’s Discretion
Computershare may, for various reasons, require a transaction request to be submitted in writing. Participants should contact Computershare to determine if their particular request, including any sales request, must be submitted in writing.

7.    Tax Consequences
Although Computershare will reinvest dividends on CIP shares, the Participant remains solely responsible for any income taxes payable on such dividends. Dividend income (which may consist of dividends and any applicable fees paid on your behalf by Herman Miller) paid to Computershare on behalf of a Participant will be reported to the U.S. Internal Revenue Service on Form 1099-DIV, a copy of which will be sent to each Participant.

For non-U.S. persons, Computershare will send a Form 1042-S to the Participant and the Internal Revenue Service after each year-end, reporting any dividend income the Participant received during the year.

If a Participant sells shares through CIP, Computershare will send a Form 1099-B to the Participant and the U.S. Internal Revenue Service showing the total proceeds of the transactions.

IRS regulations require Participants to have a valid and effective tax certification form on file beforehand, in order to avoid the application of U.S. withholding taxes at the then effective rate to payments for dividends (including reinvested dividends) and/or sales proceeds. For U.S. persons, the Form W-9 is required. For non-U.S. persons, the Form W-8BEN is required. Any taxes withheld for the year will be shown on the tax information forms furnished by Computershare to Participants under IRS rules.

Other Information

8.	A Participant will have the sole right to vote shares held by Computershare through CIP.

9.
Any stock dividend or shares of stock distributed pursuant to a stock split on shares held in a Participant’s CIP account and shares registered in the name of the Participant both will be credited to such account, provided that such stock is of the same type, class and series as the stock held under CIP. In the event that rights are made available to subscribe to additional shares, debentures, or other securities, the whole shares held for a Participant under CIP may be combined with the other shares of the same class of stock registered in the name of the Participant for purposes of calculating the number of rights to be issued to such Participant.

10. Computershare shall not be liable for any action taken or omitted to be taken in connection with this agreement or the services provided herein, except that Computershare shall be liable for losses incurred as a direct result of Computershare’s willful misconduct. In particular, but without limitation, Computershare shall not be responsible for any losses (1) arising out of failure to terminate a Participant’s participation in CIP upon the Participant’s death prior to receipt of written notice of death from an appropriate representative, and (2) with respect to the prices or times at which shares are purchased or sold for any Participant’s account. Under no circumstances shall Computershare be liable for any special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if Computershare has been advised of the possibility of such loss or damage. Except as otherwise stated herein, the parties acknowledge that, in light of the unique characteristics of each instance in which services are to be performed, Computershare makes no representation that any of the services shall be performed at any set time or under any deadline, and Computershare shall not be liable for any change in the market value of any security at any time. Computershare shall not be liable for any loss or damage resulting from its inability to comply with these Terms and Conditions by reason of events beyond its reasonable control, including acts of war, terrorism, riots, civil emergencies, acts of God or nature, local or regional electrical or communications system breakdowns, or acts of civil or military authority.

Computershare reserves the right to amend or modify the provisions of this agreement (including fees), and to terminate CIP at any time, by sending a copy of such amendment or modification or notice of termination (that may be included with normal company mailings to shareholders) to the Participant. Such amendment or modification or notice of termination becomes effective thirty (30) days after sending, unless a different time period is set forth in the materials or required by law.

11. Computershare may, in its sole discretion, use a broker-dealer that is affiliated or unaffiliated with Computershare to execute purchase or sale transactions. In such event, the Participant recognizes that compensation paid in connection with those transactions will accrue to the sole benefit of Computershare or its service providers. Under no circumstances shall Computershare be responsible for any action taken or omitted to be taken by such affiliated or unaffiliated broker-dealer.

12. Computershare provides no advice and makes no recommendations with respect to any security that is eligible for CIP or any purchase or sale transaction initiated by a Participant. Securities are subject to investment risk including the possible loss of the principal invested. Any decision to purchase or sell any security that is eligible for CIP participation must be made by the individual Participant based upon his or her own research and judgment.

13. CIP accounts and the securities and the cash temporarily held for purchase of shares are not deposits of Computershare and are not insured by the Securities Investor Protection Corporation (SIPC), or any other federal or state agency.

14. CIP and the agreement between Computershare and each Participant, including these Terms and Conditions, shall be governed by the laws of the State of New York (without regard to the conflict of law principles), and the parties hereby consent to the jurisdiction of courts in Illinois, New Jersey, and Massachusetts (whether state or federal) over all matters relating to this agreement or the services provided by Computershare.

The signing and sending of a CIP enrollment form or the initiation of a transaction, including the deposit of shares by book-entry or by certificate (if held in certificate form) through CIP, shall constitute an offer by the individual shareholder to establish a principal-agency relationship with Computershare. Acceptance shall occur in the offices of Computershare upon receipt by Computershare of such forms or requests.

15. CIP is not designed for and may not be used by institutional investors or financial intermediaries.

16. Statement of Ownership
Computershare will confirm each trade for the Participant’s CIP account and each share deposit or share transfer promptly after the account activity occurs. The statement will show the number of shares held by the Participant, the number of shares for which dividends are being reinvested, any cash received for purchase of shares, the price per share for any purchases or sales, and any applicable fees for each transaction charged to the Participant. For market order sales, the time of the sale will be provided. In the event the only activity in your account is the reinvestment of dividends or automatic monthly purchases, this activity will be confirmed in a statement on at least a quarterly basis. If Herman Miller pays an annual dividend and the only activity in your account for the calendar year is the reinvestment of such dividend, you will receive an annual statement.

These statements are a Participant’s continuing record of the cost basis of his or her purchases and should be retained for income tax purposes. A service fee may be imposed for providing copies of statements for any period in a prior calendar year.

Participants will receive copies of the same shareholder communications sent to every holder of record of shares.

17. Shares Owned
The number of shares credited to a Participant’s CIP account will be shown on his or her statements of account. All CIP shares will be held in electronic book-entry form. A Participant may request a certificate be issued at any time. Written requests for certificates for any number of whole shares held in a Participant’s CIP account should be mailed to Computershare CIP at the address indicated on page 16. Any remaining whole shares and fraction of a share will continue to be credited to the Participant’s CIP account.

18. Laws may prevent residents of certain states or countries from participating in CIP although special arrangements with certain securities broker-dealers may be available. Affiliates of Herman Miller, as defined under the Securities Act of 1933 and the rules thereunder, are not eligible to purchase or sell shares under the CIP. Participants are responsible for determining their eligibility under such laws and under any special rules for Herman Miller employees that are Participants.

19. The parties agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall not impair the enforceability of any other clause herein. In addition, if one or more of the provisions contained herein shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise, as to be unenforceable at law, such provision(s) shall be construed by the appropriate judicial body by limiting or reducing it or them so as to be enforceable to the maximum extent compatible with applicable law.

How to contact Computershare

By Internet:

www.computershare.com/investor

Please note that all transactions online shall be subject to the additional Investor Centre Terms and Conditions.

Call:

1-866-768-5723 (U.S. and Canada)
1-781-575-3400 (Outside U.S. and Canada)

Write: Computershare CIP
c/o Computershare Investor Services
P.O. Box 43078
Providence, RI 02940-3078

Be sure to include your name, address, account number, company name (both as shown on your statement) and daytime phone number on all correspondence.

For overnight delivery services: Computershare CIP
Computershare Investor Services
250 Royall Street, Mail Stop 1A Canton, MA 02021

Purchases

Computershare CIPSM
Schedule of Fees

–    The minimum cash purchase amount is $25.

–	Cash purchases are subject to a maximum annual amount of $150,000.

–	Each optional cash purchase by check or one time online bank debit will entail a transaction fee of $5 plus $0.05 per share* purchased.

–	If funds are automatically deducted from your checking or savings account, the transaction fee is $2.50 plus $0.05 per share* purchased.

–	Fees will be deducted from the purchase amount.
–    Returned check fee is $25.
–    ACH reject fee is $25.

Reinvestment of Dividends

–	Herman Miller pays the transaction fee and per share* fee on your behalf.
–    Participation Options
– Full reinvestment or Cash on all shares.

Sales

–	Each batch order sale will entail a transaction fee of $10 plus $0.12 per share* sold.

–	Each market order sale will entail a transaction fee of $25 plus $0.12 per share* sold.

–	Fees are deducted from the proceeds derived from the sale.

This schedule of fees is subject to change. See paragraph 10 in Terms and Conditions.

*All per share fees include any brokerage commissions Computershare is required to pay.

Computershare